Exhibit 5.1

September 29, 2025	+1 212 230 8800 (t) +1 212 230 8888 (f)

Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, MN 55432

Medtronic, Inc. Senior Notes

Ladies and Gentlemen:

We have acted as special U.S. counsel for Medtronic, Inc., a Minnesota corporation (the “Company”), and the Guarantors (as defined below) in connection with the offer and sale by the Company of €750,000,000 in aggregate principal amount of its 2.950% Senior Notes due 2030 (the “2030 Notes”), and €750,000,000 in aggregate principal amount of its 4.200% Senior Notes due 2045 (the “2045 Notes” and together with the 2030 Notes, the “Notes”), pursuant to an underwriting agreement dated September 15, 2025, among the Company, the Guarantors (as defined below) and Deutsche Bank AG, London Branch and Goldman Sachs & Co. LLC, as representatives of the several underwriters (the “Underwriting Agreement”). The Notes will be fully and unconditionally guaranteed on an unsecured unsubordinated basis (the “Guarantees”) by Medtronic Global Securities S.C.A., an entity organized under the laws of Luxembourg (“Medtronic Luxco”), and Medtronic Public Limited Company, a company organized under the laws of Ireland (“Medtronic plc,” and together with Medtronic Luxco, the “Guarantors”). The Notes will be issued pursuant to an Indenture dated as of December 10, 2014 (the “Base Indenture”), between the Company and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of January 26, 2015, between Medtronic plc and the Trustee (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of January 26, 2015, between Medtronic Luxco and the Trustee (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of February 22, 2023, between the Company and the Trustee (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture dated as of June 3, 2024, among the Company, Medtronic plc, Medtronic Luxco, the Trustee and U.S. Bank Europe DAC, UK Branch (formerly known as Elavon Financial Services DAC, UK Branch) (“U.S. Bank UK DAC”), as the paying agent (the “Fifth Supplemental Indenture”), and the Sixth Supplemental Indenture dated as of September 29, 2025, among the Company, Medtronic plc, Medtronic Luxco, the Trustee and U.S. Bank UK DAC, as the paying agent (together with the Base Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”).

The Company and the Guarantors filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-270272) under the Securities Act of 1933, as amended (the “Securities Act”), on March 3, 2023 (the “Registration Statement”), including the prospectus dated March 3, 2023 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement dated September 15, 2025 (the “Preliminary Prospectus Supplement”) relating to the Notes, and a final prospectus supplement dated September 15, 2025 (the “Prospectus Supplement”) relating to the Notes.

We have examined and relied upon signed copies of the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement, the Prospectus Supplement, the Underwriting Agreement, the Indenture, the Notes and the Guarantees (the “Transaction Documents”). For purposes of this opinion, we have also examined and relied without investigation upon the accuracy of (i) the opinion letter of A&L Goodbody, Irish counsel for Medtronic plc, dated the date hereof and filed as Exhibit 5.2 to Medtronic plc’s Current Report on Form 8-K to be filed on the date hereof (the “Form 8-K”); (ii) the opinion letter of CM Law, special Luxembourg counsel for the Company dated the date hereof and filed as Exhibit 5.3 to the Form 8-K; and (iii) the opinion letter of Nicholas G. Benjamin, Assistant Secretary of Medtronic, Inc., dated the date hereof and filed as Exhibit 5.4 to the Form 8-K. We have relied as to certain matters on information obtained from public officials and officers of the Company, Medtronic plc and Medtronic Luxco.

Medtronic, Inc.

September 29, 2025

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of such original documents. Insofar as the opinions relate to factual matters, we have assumed, without independent investigation, that representations of officers and directors of the Company and the Guarantors and documents furnished to us by the Company and Guarantors are true and correct.

In rendering the opinions set forth below, we have assumed that (i) the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture; (ii) the Indenture, the Notes and the Guarantees have been duly authorized, executed and delivered by all parties thereto (including, without limitation, the Company and the Guarantors); and (iii) the Indenture is a valid and binding obligation of the Trustee. We have also assumed that the Board of Directors (or comparable body) of the Company and the Board of Directors (or comparable body) of each Guarantor (or any person acting pursuant to authority properly delegated to such person by the Board of Directors (or comparable body) of the Company or the Board of Directors (or comparable body) of each Guarantor) have not taken any action to rescind or otherwise reduce their prior authorization of the issuance of the Notes.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally; (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing; and (iv) general equitable principles. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of the Indenture, the Notes, or the Guarantees, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court. We express no opinion herein as to the laws of any jurisdiction other than the state laws of the State of New York. We have not acted as counsel for the Company with respect to matters of Minnesota law, Irish law, Luxembourg law or other applicable law.

For purposes of our opinions rendered below, and without limiting any other comments and qualifications set forth herein, insofar as they relate to the enforceability against any Guarantor, we have assumed that such Guarantor has received reasonably equivalent value and fair consideration in exchange for its obligations or undertakings in connection with the transactions contemplated by the Transaction Documents, and that prior to and after consummation of the transactions contemplated by the Transaction Documents, such Guarantor is not insolvent, rendered insolvent, left with unreasonably small capital or intends to or believes it will incur debts beyond its ability to pay as they mature within the meaning of 11 U.S.C. § 548 and the New York Debtor and Creditor Law statute §§ 270 et seq.

On the basis of, and subject to, the foregoing, we are of the opinion that (i) when the Notes have been duly executed by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to the purchasers thereof against payment of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (ii) when the Guarantees have been duly executed by each Guarantor in accordance with the terms of the Indenture and the Notes, the Guarantees will constitute valid and binding obligations of each Guarantor, enforceable against each Guarantor in accordance with their terms.

Medtronic, Inc.

September 29, 2025

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K to be filed by Medtronic plc in connection with the issuance and sale of the Notes in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ WILMER CUTLER PICKERING HALE AND DORR LLP
WILMER CUTLER PICKERING
HALE AND DORR LLP